Exhibit 10.1

EXECUTION COPY

FOURTH AMENDMENT TO

AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of September 20, 2013, is entered into by and among PNC BANK, NATIONAL ASSOCIATION, as LC Bank (in such capacity, the “LC Bank”), as Assignee (as defined below) and as Agent for the LC Bank and the Purchaser (in such capacity, the “Agent”), FERRO FINANCE CORPORATION (“Seller”), FERRO CORPORATION (“Ferro”) and MARKET STREET FUNDING LLC (“Market Street”), as Purchaser (in such capacity, the “Purchaser”) and as Assignor (as defined below).

RECITALS

1. The LC Bank, the Agent, the Purchaser, Seller and Ferro are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of May 31, 2011 (as amended, supplemented or otherwise modified through the date hereof, the “Receivables Purchase Agreement”).

2. Concurrently herewith, the Agent, the LC Bank, the Assignee, Seller and Ferro are entering into that certain amended fee letter, dated as of the date hereof (the “Amended Fee Letter”).

3. Market Street, as the assignor (in such capacity, the “Assignor”), desires to sell, assign and delegate to PNC, as the assignee (in such capacity, the “Assignee”), all of the Assignor’s rights under, interest in, title to and obligations under the Receivables Purchase Agreement and the other Transaction Documents (collectively, the “Assigned Documents”), and the Assignee desires to purchase and assume from the Assignor all of the Assignor’s rights under, interest in, title to and obligations under the Assigned Documents.

4. After giving effect to the assignment and assumption contemplated in Section 2 of this Amendment, each of the parties hereto desires that Market Street cease to be a party to the Receivables Purchase Agreement and each of the other Assigned Documents to which it is a party and to be discharged from its duties and obligations as a Purchaser or otherwise under the Receivables Purchase Agreement and each of the other Assigned Documents.

5. Each of the parties hereto desires to amend the Receivables Purchase Agreement as hereinafter set forth.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Defined Terms. Capitalized terms that are used herein without definition shall have the meanings set forth in, or by reference in, the Receivables Purchase Agreement.

2. Assignment and Assumption.

(a) Sale and Assignment by Assignor to Assignee. At or before 2:00 pm (New York time) on the date hereof, (i) the Assignee shall pay to the Assignor, in immediately available funds, the amount set forth on Schedule I hereto (such amount, the “Capital Payment”) representing 100.00% of the Aggregate Capital under the Receivables Purchase Agreement on the date hereof and (ii) the Seller shall pay to the Assignor, in immediately available funds, the amount set forth on Schedule I hereto representing all accrued but unpaid (whether or not then due) Yield, Fees and other costs and expenses payable in respect of such Aggregate Capital to but excluding the date hereof (such amount, the “CP Costs and Other Costs”; together with the Capital Payment, collectively, the “Payoff Amount”). Upon the Assignor’s receipt of the Payoff Amount in its entirety, the Assignor hereby sells, transfers, assigns and delegates to the Assignee, without recourse, representation or warranty except as otherwise provided herein, and the Assignee hereby irrevocably purchases, receives, accepts and assumes from the Assignor, all of the Assignor’s rights under, interest in, title to and all its obligations under the Receivables Purchase Agreement and the other Assigned Documents. Without limiting the generality of the foregoing, the Assignor hereby assigns to the Assignee all of its right, title and interest in the Receivable Interest.

Payment of each portion of the Payoff Amount shall be made by wire transfer of immediately available funds in accordance with the payment instructions set forth on Schedule II hereto.

(b) Removal of Assignor. From and after the Effective Date (as defined below), the Assignor shall cease to be a party to the Receivables Purchase Agreement and each of the other Assigned Documents to which it was a party and shall no longer have any rights or obligations under the Receivables Purchase Agreement or any other Assigned Document (other than such rights which by their express terms survive termination thereof).

(c) Limitation on Liability. Notwithstanding anything to the contrary set forth in this Amendment, the Assignee does not accept or assume any liability or responsibility for any breach, failure or other act or omission on the part of the Assignor, or any indemnification or other cost, fee or expense related thereto, in each case which occurred or directly or indirectly arose out of an event which occurred prior to the Effective Date.

(d) Acknowledgement and Agreement. Each of the parties and signatories hereto (i) hereby acknowledges and agrees to the sale, assignment and assumption set forth in clause (a) above, (ii) expressly waives any notice or other applicable requirements set forth in any Transaction Document as a prerequisite or condition precedent to such sale, assignment and assumption (other than as set forth herein) and (iii) acknowledges and agrees that this Section 2 is in form and substance substantially similar to an Assignment Agreement.

3. Joinder.

(a) PNC as a Purchaser. From and after the date hereof, (i) PNC shall be a party to the Receivables Purchase Agreement as a “Purchaser” for all purposes thereof and of the other Transaction Documents, and PNC accepts and assumes all related rights and agrees to be bound by all of the terms and provisions applicable to a “Purchaser” contained in the Receivables Purchase Agreement and the other Transaction Documents and (ii) PNC’s Commitment as a “Purchaser” shall be $50,000,000 unless and until otherwise modified in accordance with the Receivables Purchase Agreement.

(b) Consent to Joinder. Each of the parties hereto consents to the foregoing joinder of PNC to the Receivables Purchase Agreement in the capacities of a “Purchaser” and any otherwise applicable conditions precedent thereto under the Receivables Purchase Agreement and the other Transactions Documents (other than as set forth herein) are hereby waived.

4. Amendment to the Receivables Purchase Agreement. The Receivables Purchase Agreement is hereby amended to incorporate the changes shown on the marked pages to the Receivables Purchase Agreement attached hereto as Exhibit A.

5. Representations and Warranties. Each of Seller and Ferro represents and warrants to the LC Bank, the Agent, the Assignee and the Purchaser as follows:

(a) Representations and Warranties. Both before and immediately after giving effect to this Amendment, each representation and warranty made by it in the Receivables Purchase Agreement and in the other Transaction Documents is true and correct in all material respects as of the date hereof (unless stated to relate solely to an earlier date, in which case such representation or warranty was true and correct as of such earlier date).

(b) Enforceability. The execution and delivery by such Person of this Amendment, and the performance of each of its obligations under this Amendment and the Receivables Purchase Agreement, as amended hereby, are within each of its corporate powers and have been duly authorized by all necessary corporate action on its part. This Amendment and the Receivables Purchase Agreement, as amended hereby, are such Person’s valid and legally binding obligations, enforceable in accordance with its terms except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) No Default. Both before and immediately after giving effect to this Amendment and the transactions contemplated hereby, no Amortization Event or Potential Amortization Event exists or shall exist.

6. Effect of Amendment. All provisions of the Receivables Purchase Agreement, as expressly amended and modified by this Amendment, shall remain in full force and effect. After this Amendment becomes effective, all references in the Receivables Purchase Agreement (or in any other Transaction Document) to the “Receivables Purchase Agreement”, or to “hereof”, “herein” or words of similar effect referring to the Receivables Purchase Agreement, shall be deemed to be references to the Receivables Purchase Agreement as amended by this Amendment. This Amendment shall not be deemed, either expressly or impliedly, to waive, amend or supplement any provision of the Receivables Purchase Agreement other than as set forth herein.

7. Conditions Precedent to Effectiveness. This Amendment shall become effective on the date (such date, the “Effective Date”) upon which each of the following conditions precedent have been satisfied: (a) receipt by the Agent of (i) counterparts of this Amendment duly executed by each of the parties hereto, in form and substance satisfactory to the Agent, (ii) counterparts of the Amended Fee Letter duly executed by each of the parties thereto, in form and substance satisfactory to the Agent and (iii) such other agreements, documents and instruments reasonably requested by the Agent prior to the date hereof and (b) receipt by the Assignor of the Payoff Amount in its entirety in accordance with Section 2 of this Amendment.

8. Further Assurances. Each of the Seller and Ferro hereby agrees to do all such things and execute all such documents and instruments, at the Seller’s sole expense, as the Assignee may reasonably consider necessary or desirable to give full effect to the assignment and assumption set forth in Section 2 of this Amendment.

9. No Petition. Each of the parties hereto hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of Market Street, it will not institute against, or join any other Person in instituting against, Market Street any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States, any state of the United States or any other jurisdiction (foreign or domestic). This Section 9 shall survive termination of this Amendment and the Receivables Purchase Agreement.

10. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. Delivery by facsimile or email of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof.

11. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WHICH SHALL APPLY HERETO).

12. Section Headings. The various headings of this Amendment are included for convenience only and shall not affect the meaning or interpretation of this Amendment, the Receivables Purchase Agreement, any other Transaction Document or any provision hereof or thereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

FERRO FINANCE CORPORATION,
as Seller

By:	/s/ John T. Bingle
Name: John T. Bingle
Title:	Treasurer

FERRO CORPORATION

By:	/s/ John T. Bingle
Name: John T. Bingle
Title: Treasurer

S-1	4th Amendment to A&R RPA (Ferro)

MARKET STREET FUNDING LLC,
as Purchaser and as Assignor

By:	/s/ Doris J. Hearn
Name: Doris J. Hearn
Title:	Vice President

S-2	4th Amendment to A&R RPA (Ferro)

PNC BANK, NATIONAL ASSOCIATION,
as Agent and as Assignee

By:	/s/ Mark Falcione
Name: Mark Falcione
Title: Executive Vice President

S-3	4th Amendment to A&R RPA (Ferro)

PNC BANK, NATIONAL ASSOCIATION,
as LC Bank

By:	/s/ Mark Falcione
Name: Mark Falcione
Title: Executive Vice President

S-4	4th Amendment to A&R RPA (Ferro)

EXHIBIT A

(attached)

Exhibit A	4th Amendment to Amended and Restated Receivables Purchase Agreement

EXHIBIT A to Fourth Amendment dated September 20, 2013

CONFORMED COPY includes

First Amendment dated May 29, 2012

Second Amendment dated March 29, 2013

Third Amendment dated as of May 28, 2013

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

DATED AS OF MAY 31, 2011

AMONG

FERRO FINANCE CORPORATION,

AS SELLER,

FERRO CORPORATION,

AS COLLECTION AGENT,

~~MARKET STREET FUNDING, LLC,~~ PNC BANK, NATIONAL ASSOCIATION,

AS PURCHASER,

PNC BANK, NATIONAL ASSOCIATION,

AS LC BANK,

AND

PNC BANK, NATIONAL ASSOCIATION,

AS AGENT

-i-

TABLE OF CONTENTS

(continued)

		Page
ARTICLE V. REPRESENTATIONS AND WARRANTIES		~~15~~14

Section 5.1	Representations and Warranties of Seller	~~15~~14

ARTICLE VI. CONDITIONS OF PURCHASES		~~19~~18

Section 6.1	Conditions Precedent to this Agreement	~~19~~18
Section 6.2	Conditions Precedent to all Incremental Purchases, Reinvestments and Issuances of Letters of Credit	~~19~~18

ARTICLE VII. COVENANTS		~~20~~19

Section 7.1	Affirmative Covenants of the Seller Parties	~~20~~19
Section 7.2	Negative Covenants of the Seller Parties	26

ARTICLE VIII. ADMINISTRATION AND COLLECTION		~~28~~27

Section 8.1	Designation of Collection Agent	~~28~~27
Section 8.2	Duties of Collection Agent	28
Section 8.3	Lock-Box Accounts	~~30~~29
Section 8.4	Responsibilities of Seller	~~30~~29
Section 8.5	Reports	30
Section 8.6	Servicing Fees	~~31~~30

ARTICLE IX. AMORTIZATION EVENTS		31

Section 9.1	Amortization Events	31
Section 9.2	Remedies	34

ARTICLE X. INDEMNIFICATION		~~35~~34

Section 10.1	Indemnities by the Seller	~~35~~34
Section 10.2	Indemnities by the Collection Agent	37
Section 10.3	Increased Cost and Reduced Return	38
Section 10.4	Other Costs and Expenses	~~39~~38

ARTICLE XI. THE AGENT		39

Section 11.1	Appointment	39
Section 11.2	Delegation of Duties	~~40~~39
Section 11.3	Exculpatory Provisions	~~40~~39
Section 11.4	Reliance by the Agent, the LC Bank and the Purchasers	40
Section 11.5	Notice of Amortization Events	~~41~~40

-ii-

TABLE OF CONTENTS

(continued)

Page
Section 11.6	Non-Reliance on the Agent, the LC Bank and Other Purchasers	~~41~~40
Section 11.7	Indemnification of Agent	~~42~~41
Section 11.8	Agent in its Individual Capacity	~~42~~41
Section 11.9	Successor Agent	~~42~~41
Section 11.10	UCC Filings	42

ARTICLE XII. ASSIGNMENTS; PARTICIPATIONS		~~43~~42

Section 12.1	Assignments	~~43~~43
Section 12.2	Participations	~~44~~48

ARTICLE XIII. GRANT OF SECURITY INTEREST		~~44~~43

Section 13.1	Grant of Security Interest	~~44~~43

ARTICLE XIV. MISCELLANEOUS		44

Section 14.1	Waivers and Amendments	44
Section 14.2	Notices	~~45~~44
Section 14.3	Ratable Payments	~~45~~44
Section 14.4	Protection of Receivable Interests	45
Section 14.5	Confidentiality	~~46~~45
Section 14.6	Limitation of Liability	~~47~~46
Section 14.7	CHOICE OF LAW	~~47~~46
Section 14.8	CONSENT TO JURISDICTION	~~47~~46
Section 14.9	WAIVER OF JURY TRIAL	~~48~~47
Section 14.10	Integration; Binding Effect; Survival of Terms	~~48~~48
Section 14.11	Counterparts; Severability; Section References	~~48~~48
Section 14.12	PATRIOT Act	48
Section14.13	~~No Petition~~	~~48~~

-iii-

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

THIS AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT dated as of May 31, 2011, is among:

(a) Ferro Finance Corporation, an Ohio corporation (“Seller”);

(b) Ferro Corporation, an Ohio corporation (“Ferro”), as initial Collection Agent; and

(c) ~~Market Street Funding, LLC, a Delaware limited liability company~~ (“Market Street” or a “Purchaser” and, together with its successors and assigns, the ~~“Purchasers”);and (d)~~ PNC Bank, National Association (“PNC”), as LC Bank (together with its successors and assigns in such capacity, the “LC Bank”), as Purchaser (a “Purchaser” and, together with its successors and assigns in such capacity, the “Purchasers”), and as Agent for the LC Bank and the Purchasers (together with its successors and assigns in such capacity, the “Agent”).

Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I.

PRELIMINARY STATEMENTS

Seller, Ferro and Wells Fargo Bank, N.A. (“Wells Fargo”) entered into that certain Receivables Purchase Agreement, dated as of June 2, 2009 (as amended, supplemented or otherwise modified prior to the date hereof, the “Original Agreement”), and immediately prior to the effectiveness of this Agreement, the parties hereto and Wells Fargo entered into an Assignment and Assumption Agreement, dated as of the date hereof, pursuant to which Wells Fargo assigned all of its rights and obligations under the Original Agreement to Market Street Funding, LLC and PNC.

On the terms and subject to the conditions set forth herein, (i) the parties hereto desire to amend and restate the Original Agreement in its entirety, (ii) Seller desires to transfer and assign Receivable Interests to the Purchasers from time to time, (iii) each Purchaser desires to purchase its Percentage of each Receivable Interest from Seller from time to time, (iv) Ferro desires to perform the duties of the Collection Agent hereunder, (v) the LC Bank desires to issue Letters of Credit from time to time and (vi) PNC has been requested to, and is willing to act as, Agent on behalf of the LC Bank and the Purchasers.

This Agreement amends and restates the Original Agreement in its entirety as of the date hereof. Upon the effectiveness of this Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise affect any other instrument, document or agreement executed and/or delivered in connection with the Original Agreement.

Section 4.3 Yield Rates. On any day, the Yield Rate applicable to the accrual of Yield on such day on the Capital (or any portion thereof) of any Purchaser’s Receivable Interest shall be: the Alternate Rate on such date.

(i) ~~if such Capital (or portion thereof) is then being funded by such Purchaser through the issuance of Notes, the CP Rate for such Purchaser and such Capital (or portion hereof) on such date; or~~

(ii) ~~if such Capital (or portion thereof) is then being funded by such Purchaser other than through the issuance of Notes (including, without limitation, if such Purchaser is funding such Capital or portion thereof under its Liquidity Agreement, if any, or if such Purchaser is not a Conduit Purchaser), the Alternate Rate on such date.~~

Section 4.4 Inability to Determine ~~Euro-Rate~~ LMIR.

(a) If the Agent determines ~~before the first day of~~on any ~~Calculation Period~~day (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in dollars (in the relevant amounts for such ~~Calculation Period~~day) are not being offered to banks in the interbank eurodollar market for such ~~Calculation Period~~day, or adequate means do not exist for ascertaining ~~the Euro-Rate~~ LMIR for such ~~Calculation Period~~day, then the Agent shall give notice thereof to the Seller. Thereafter, until the Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, (i) no Capital shall be funded at the Alternate Rate determined by reference to ~~the Euro-Rate~~LMIR and (ii) the Yield for any outstanding Capital then funded at the Alternate Rate determined by reference to ~~the Euro-Rate shall, on the last day of the then current Calculation Period,~~ LMIR shall immediately be converted to the Alternate Rate determined by reference to the Base Rate~~(without giving effect to clause(c)of the definition of“Base Rate”)~~.

(b) If, on~~or before the first day of~~ any ~~Calculation Period~~day, the Agent shall have been notified by any Affected Person that, such Affected Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a Governmental Authority charged with the interpretation or administration thereof, or compliance by such Affected Person with any guideline, request or directive (whether or not having the force of law) of any such Governmental Authority shall make it unlawful or impossible for such Affected Person to fund or maintain any Capital at a Yield Rate determined by reference to ~~the Euro-Rate~~LMIR, the Agent shall notify the Seller thereof. Upon receipt of such notice, until the Agent notifies the Seller that the circumstances giving rise to such determination no longer apply, (i) no Capital shall be funded at a Yield Rate determined by reference to ~~the Euro-Rate~~LMIR and (ii) the Yield for any outstanding Capital then funded at a Yield Rate determined by reference to ~~the Euro-Rate~~LMIR shall immediately be converted to the Alternate Rate determined by reference to the Base Rate (~~without giving effect to clause (c) of the definition of “Base Rate”) either (A) on the last day of the then current Calculation Period if such Affected Person may lawfully continue to maintain such Capital at a Yield Rate determined by reference to the Euro-Rate to such day, or (B) immediately, if such Affected Person may not lawfully continue to maintain such Capital at the a Yield Rate determined by reference to the Euro-Rate to such day~~.

that such designation shall be for administrative convenience only in creating a record or nominee holder to take certain actions hereunder on behalf of the LC Bank and the Purchasers and that such listing will not affect in any way the status of the LC Bank and the Purchasers as the true parties in interest with respect to the Receivable Interests. In addition, such listing shall impose no duties on the Agent other than those expressly and specifically undertaken in accordance with this Article XI.

ARTICLE XII. ASSIGNMENTS; PARTICIPATIONS

Section 12.1 Assignments.

(a) ~~The Seller Parties, the Agent, the LC Bank and the Purchasers hereby agree and consent to the complete or partial assignment by any Conduit Purchaser of all or any portion of its rights under, interest in, title to and obligations under, this Agreement to any of its Liquidity Banks~~.[Reserved].

(b) Any Purchaser may at any time and from time to time, with the prior written consent of Agent and the LC Bank, assign to one or more Eligible Assignees (each, an “Assignee Purchaser”) all or any part of its rights and obligations under this Agreement pursuant to an assignment agreement, substantially in the form set forth in Exhibit VII hereto (the “Assignment Agreement”) executed by such Assignee Purchaser and such selling Purchaser. So long as no Amortization Event shall have occurred and be continuing, the consent of the Seller (which consent shall not be unreasonably withheld or delayed) shall be required prior to the effectiveness of any such assignment other than to an existing Purchaser. Upon delivery of the executed Assignment Agreement to the Agent, such selling Purchaser shall be released from its obligations hereunder to the extent of such assignment. Thereafter the Assignee Purchaser shall for all purposes be a Purchaser party to this Agreement and shall have all the rights and obligations of a Purchaser under this Agreement to the same extent as if it were an original party hereto and thereto, and no further consent or action by Seller, the Purchasers or the Agent shall be required. Neither Seller nor the Collection Agent shall have the right to assign its rights or obligations under this Agreement. Purchasers may not assign all or any part of their rights or obligations under this Agreement other than as permitted by this Section12.1.

(c) The LC Bank and any Purchaser may pledge or assign any of its rights (including, without limitation, rights to payment of Capital, Yield and Fees) under this Agreement to any Federal Reserve Bank without notice to or consent of any Seller Party, the Agent, the LC Bank or any other Purchaser; provided, that no such pledge or assignment shall release the LC Bank or such Purchaser, as the case may be, from any of its obligations under this Agreement or substitute such pledgee or assignee for such assignor as a party hereto.

(d) No Seller Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the Agent, the LC Bank and each Purchaser.

Section 12.2 Participations. Any Purchaser may, in the ordinary course of its business at any time sell to one or more Persons (each a “Participant”) participating interests in OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY SELLER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

Section 14.10 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Seller Party pursuant to Article V, (ii) the indemnification and payment provisions of Section 1.13, Article X, and Sections 14.6 through and including 14.9 shall be continuing and shall survive any termination of this Agreement.

Section 14.11 Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

Section 14.12 PATRIOT Act. Each Affected Person that is subject to the requirements of the Act hereby notifies Seller and Collection Agent that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Seller, the Originators and their respective Subsidiaries, which information includes the name and address of Seller, the Originators their respective Subsidiaries and other information that will allow such Purchasers to identify such parties in accordance with the Act.

~~Section 14.13 No Petition. Each of the parties hereto hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness (including Notes) of any Conduit Purchaser, it will not institute against, or join any other Person in instituting against, such Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States, any state of the United States or any other jurisdiction (foreign or domestic). This Section 14.13 shall survive termination of this Agreement~~.

FERRO CORPORATION, AS COLLECTION AGENT

By:
Name: John T. Bingle
Title: Treasurer

Address:

~~1000LakesideAvenue~~
6060 Parkland Boulevard
~~Cleveland~~Mayfield Heights, Ohio
~~44114~~44124
Attention: Treasurer
Facsimile No.: (216) 875-~~7237~~5627

S-2

~~MARKET STREET FUNDING LLC~~PNC BANK, NATIONAL ASSOCIATION, AS A PURCHASER

By:
Name:
Title:

Address: ~~Market Street Funding LLC~~ PNC Bank, National Association
~~c/o AMACAR Group, LLC~~Three

PNC Plaza

~~6525Morrison Boulevard, Suite318~~
~~Charlotte, NC 28211~~225 Fifth Avenue
Pittsburgh, PA15222 Attention: ~~Doris Hearn~~ Mark Falcione Telephone: ~~704-365-0569~~ 412-762-7325 Facsimile: ~~704-365-1362~~412-762-9184

With a copy to the Agent

S-3

PNC BANK, NATIONAL ASSOCIATION, AS AGENT

By:
Name:
Title:

Address:	PNC Bank, National Association
Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222

Attention:	~~William Falcon~~Robyn Reeher
Telephone:	412-~~762-5442~~768-3090
Facsimile:	412-762-9184

S-5	Amended and Restated Receivables Purchase Agreement (Ferro Receivables Corporation)

EXHIBIT I

DEFINITIONS

Capitalized terms used and not otherwise defined herein, are used with the meanings attributed thereto in the Purchase and Contribution Agreement, as applicable.

In addition, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Act” has the meaning specified in Section5.1(g).

“Adjusted Aggregate Exposure” means, at any time, an amount equal to the sum of (i) the Aggregate Capital, plus (ii) the Adjusted Undrawn LC Amount at such time.

“Adjusted Dilution Ratio” means, at any time, the rolling average of the Dilution Ratio for the 12 Calculation Periods then most recently ended.

“Adjusted Eligible Receivables” means as of any date of determination, the sum of (a) Total Eligible Receivables plus (b) the Receivables owing by an Obligor (i) which if a natural person, is not a resident of an Approved Country or, if a corporation or other business organization, is not organized under the laws of an Approved Country or any political subdivision of an Approved Country or does not have its chief executive office in an Approved Country but (ii) would meet each of the requirements for being an Eligible Receivable other than the requirement contained in clause (a) of the definition of Eligible Receivable.

“Adjusted Undrawn LC Amount” means, at any time, the excess, if any, of the Undrawn LC Amount over the amount of cash collateral held in the LC Collateral Account at such time.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Person” means the Agent, the LC Bank, each Purchaser~~, each Liquidity Bank, each other Program Support Provider~~ and their respective Affiliates.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by Contract or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

Ex. I-1

“Aggregate Capital” means, on any date of determination, the aggregate amount of Capital of all Receivable Interests of all Purchasers outstanding on such date.

“Aggregate Exposure” means, at any time, an amount equal to the sum of (i) the Aggregate Capital, plus (ii) the Undrawn LC Amount at such time.

“Aggregate Reduction” has the meaning specified in Section1.3.

“Aggregate Unpaids” means, at any time, the Aggregate Capital and the Obligations.

“Agreement” means this Amended and Restated Receivables Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Alternate Rate” means for any Calculation Period for any Capital (or portion thereof), means an interest rate per annum equal to:

(a) the ~~Euro-Rate~~daily average LMIR for such Calculation Period, unless the Base Rate then applies to such Purchaser or Capital pursuant to Section4.4, or

(b) if ~~the Euro-Rate~~LMIR will not apply to such Purchaser or Capital pursuant to Section4.4, the daily average Base Rate for such Calculation Period.

Notwithstanding the foregoing, the “Alternate Rate” for any Capital on any day on and after the occurrence of an Amortization Event shall be an interest rate equal to 2.00% per annum above the otherwise applicable Alternate Rate determined as set forth above.

“Amortization Date” means the earliest to occur of (a) the Business Day immediately prior to the occurrence of an Amortization Event set forth in Section 9.1(g), (b) the Business Day specified in a written notice from the Agent, the LC Bank or any Purchaser following the occurrence and during continuation of any other Amortization Event, and (c) the date which is five (5) Business Days after the Agent’s receipt of written notice from Seller that it wishes to terminate the facility evidenced by this Agreement.

“Amortization Event” has the meaning specified in Section 9.1.

“Approved Country” means the United States, Germany, England or Canada.

“Assignee Purchaser” has the meaning set forth in Section 12.1.

“Assignment Agreement” has the meaning set forth in Section 12.1.

“Authorized Officer” means, with respect to any Person, its chief executive officer, president, corporate controller, treasurer, assistant treasurer, chief financial officer or secretary.

Ex. I-2

“Base Rate” means, for any day, the interest rate per annum on such day equal to, at the option of the Agent (in its sole discretion), either:

(a) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “reference rate”. Such “reference rate” is set by the Agent based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, or

(b) 0.50% per annum above the latest Federal Funds Rate.

“Business Day” means any day on which banks are not authorized or required to close in New York, New York or Pittsburg, Pennsylvania, and, if the applicable Business Day relates to any computation or payment to be made with respect to ~~the Euro-Rate~~LMIR, any day on which dealings in dollar deposits are carried on in the London interbank market.

“Calculation Period” means a calendar month.

“Capital” of any Receivable Interest means, at any time, (A) the Purchase Price of such Receivable Interest, minus (B) the sum of the aggregate amount of Collections and other payments received by the Agent or the applicable Purchaser which in each case are applied to reduce such Capital in accordance with the terms and conditions of this Agreement; provided that such Capital shall be restored in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason. For the avoidance of doubt, “Capital” shall include any unreimbursed draws under Letters of Credit deemed to be Capital funded by the LC Bank pursuant to Section as reduced from time to time pursuant to clause (B) above.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or hereafter issued.

“Capital Settlement Date” means the Business Day on which any Daily Report or Monthly Report revealing an Investment Excess is delivered.

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Transaction Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Change of Control” means:

(a) any person or group (within the meaning of Sections 13(d) and 14(d) under the Exchange Act), shall become the ultimate “beneficial owner” (as defined in Rules

Ex. I-3

(b) in relation to all Eligible Receivables which by their terms are due and payable more than sixty (60) but less than ninety-one (91) days from the original billing date therefor, 15% of Adjusted Eligible Receivables; and

(c) in relation to the aggregate outstanding principal balance of Receivables owed by any single Obligor and its Affiliates (if any), the applicable concentration limit shall be determined as follows for Obligors who have short term unsecured debt ratings currently assigned to them by S&P and Moody’s (or in the absence thereof, the equivalent long term unsecured senior debt ratings), the applicable concentration limit shall be determined according to the following table:

S&P Rating	Moody’s Rating	Allowable % of Adjusted Eligible Receivables
A-1+	P-1	10.00%
A-1	P-1	10.00%
A-2	P-2	8.00%
A-3	P-3	6.00%
Below A-3 or Not Rated by either S&P or Moody’s	Below P-3 or Not Rated by either S&P or Moody’s	3.00%

; provided, however, that (i) if any Obligor has a split rating, the applicable rating will be the lower of the two, (ii) if any Obligor is not rated by either S&P or Moody’s, the applicable Concentration Limit shall be the one set forth in the last line of the table above, and (iii) subject to the Agent’s sole discretion and/or an increase in the Required Reserve Factor Floor, upon Seller’s request from time to time, the Agent may agree to a higher percentage of Adjusted Eligible Receivables for a particular Obligor and its Affiliates (each such higher percentage, a “Special Concentration Limit”), it being understood that any Special Concentration Limit may be cancelled by the Agent upon not less than five (5) Business Days’ written notice to Seller.

~~“Conduit Purchaser” means a Purchaser that is a commercial paper conduit. For the avoidance of doubt, Market Street is a Conduit Purchaser.~~

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby. For the avoidance of doubt, “Contingent Liability” shall not include “take-or-pay” obligations for less than twelve months for inventory acquired in the ordinary course of business; provided that such twelve-month limitation shall not apply to “take-or-pay” obligations with respect to natural gas acquired in the ordinary course of business.

Ex. I-4

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Ferro, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA.

~~“CP Rate” means, for any Purchaser and for any Calculation Period for any Capital the per annum rate equivalent to the weighted average cost (as determined by such Purchaser or its agent and which shall include commissions of placement agents and dealers, incremental carrying costs incurred with respect to Notes of such Purchaser maturing on dates other than those on which corresponding funds are received by such Purchaser, other borrowings by such Purchaser (other than under any Program Support Agreement) and any other costs associated with the issuance of Notes) of or related to the issuance of Notes that are allocated, in whole or in part, by such Purchaser to fund or maintain such Capital (and which may be also allocated in part to the funding of other assets of such Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Capital for such Calculation Period, the applicable Purchaser or its agent shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in this Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to any Purchaser in respect of Yield for any Calculation Period with respect to any Capital funded by such Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Capital that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Capital, to the extent that such Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity). Notwithstanding the foregoing, he “CP Rate” for any Purchaser for any day on and after the occurrence of an Amortization Event shall be an interest rate equal to 2.00% per annum above the otherwise applicable CP Rate determined as set forth above.~~

“Credit and Collection Policy” means the Originators’ credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit VIII hereto, as modified from time to time in accordance with this Agreement.

“Cut-Off Date” means the last day of a Calculation Period.

“Daily Report” means a report in substantially the form of Exhibit X hereto (appropriately completed), furnished by the Collection Agent to the Agent and the Purchasers pursuant to Section8.5(a).

Ex. I-5

Agreement, and Seller has good and marketable title thereto free and clear of any adverse claim, and

(p) payable into a Lock-Box or Lock-Box Account that is the subject to a Lock-Box Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

~~“Euro-Rate” means with respect to any Calculation Period the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in U.S. dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for such period (or on any successor or substitute page of such service, or any successor or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Calculation Period for an amount comparable to the amount of Capital to be funded at the Alternate Rate and based upon the Euro-Rate during such Calculation Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:~~

~~Euro-Rate =~~	~~Average of London interbank offered rates quoted by BBA as shown on Dow Jones Markets Service display page 3750 or appropriate successor 1.00-Euro-Rate Reserve Percentage~~

~~where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Capital funded at the Alternate Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effectivedate.~~

“Event of Termination” has the meaning specified in the Purchase and Contribution Agreement.

“Existing Agreements” means, collectively, (i) that certain Amended and Restated Purchase and Contribution Agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of April 1, 2008, between Ferro, as seller and the of a firm nationally recognized for providing professional independent directors for special purpose entities and structured financings.

Ex. I-6

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Federal Bankruptcy Code.

“Investment Availability” means, on any Business Day, the positive amount (if any) equal to the lesser of:

(a) the amount (if any) by which the Purchase Limit exceeds the Aggregate Exposure; and

(b) the amount (if any) by which (i) the excess (if any) of the Net Pool Balance over the Required Reserves, exceeds (ii) the Adjusted Aggregate Exposure.

“Investment Excess” means, on any Business Day, the positive amount (if any) equal to the greater of:

(a) the amount (if any) by which the Aggregate Exposure exceeds the Purchase Limit; and

(b) the amount (if any) by which (i) the Adjusted Aggregate Exposure exceeds (ii) the excess (if any) of the Net Pool Balance over the Required Reserve.

“LC Bank” has the meaning set forth in the preamble.

“LC Collateral Account” means the account designated as the LC Collateral Account established and maintained by the Agent (for the benefit of the LC Bank), or such other account as may be so designated as such by the Agent and the LC Bank, which may be an account maintained directly by the LC Bank for its own benefit.

“Letter of Credit” has the meaning set forth in Section1.6.

“Letter of Credit Application” has the meaning set forth in Section1.7(a).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever.

“~~Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Bank agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Capital or Commitment hereunder~~.LMIR” means for any day during any Calculation Period, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

Ex. I-7

~~“Liquidity Bank” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.~~

“Lock-Box” means each locked postal box with respect to which a bank who has executed a Lock-Box Agreement has been granted exclusive access for the purpose of receiving and processing payments made on the Receivables and which is listed on Exhibit IV.

“Lock-Box Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit IV.

“Lock-Box Agreement” means an agreement among Seller, the Agent and a Lock-Box Bank perfecting the Agent’s security interest in one or more Lock-Box Accounts.

“Lock-Box Bank” means, at any time, any of the banks holding one or more Lock-Box Accounts.

“Loss Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) 2.0, times (b) the highest three-month rolling average Default Ratio during the 12 Calculation Periods ending on the immediately preceding Cut-Off Date, times (c) the Default Horizon Ratio as of the immediately preceding Cut-Off Date.

~~“Market Street” has the meaning set forth in the preamble.~~

“Material Adverse Effect” means a material adverse effect on (i) the financial condition or operations of Seller or Ferro and any of its Subsidiaries, taken as a whole, (ii) the ability of Seller to perform its obligations under this Agreement or (at any time Ferro is acting as Collection Agent), the ability of the Collection Agent to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement or any other Transaction Document, (iv) the Agent’s, the LC Bank’s or any Purchaser’s interest in any material portion of the Receivables, the Related Security or the Collections with respect thereto, or (v) the collectibility of any material portion of the Receivables.

“Material Indebtedness” means (a) any Indebtedness incurred under the Senior Credit Agreement and (b) any other Indebtedness in excess of $25,000,000 in aggregate principal amount.

“Material Subsidiary” means any Originator which is a Subsidiary of Ferro and any other Subsidiary of Ferro that qualifies as a “Significant Subsidiary”, as that term is defined in Regulation S-X promulgated under the Securities Act of 1933.

Ex. I-8

“Monthly Report” means a report in substantially the form of Exhibit IX hereto (appropriately completed), furnished by the Collection Agent to the Agent, the LC Bank and the Purchasers pursuant to Section 8.5.

“Monthly Reporting Date” means the day that is three (3) Business Days prior to each Monthly Payment Date.

“Monthly Payment Date” means the twentieth (20th) day of each calendar month or, if such day is not a Business Day, the following Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Net Pool Balance” means, at any time, the aggregate Outstanding Balance of all Eligible Receivables at such time reduced by the aggregate amount by which the Outstanding Balance of all Eligible Receivables of each category described in clauses (a), (b) and (c) of the definition of “Concentration Limit” exceeds the Concentration Limit or Special Concentration Limit for such category.

~~“Notes” means short-term promissory notes (including commercial paper notes) issued, or to be issued, by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.~~

“Obligations” means the Fees, Yield, Collection Agent Indemnified Amounts, Indemnified Amounts, reimbursable costs and expenses and all other amounts owing by the Seller Parties to the Agent, the LC Bank, the Purchasers and the other Affected Persons at such time pursuant to any of the Transaction Documents, whether due or accrued.

“Obligor” means a Person obligated to make payments pursuant to a Contract. “Order” has the meaning set forth in Section1.14.

“Organic Document” means, relative to any Person, its certificate of incorporation, its by-laws, its partnership agreement, its memorandum and articles of association, its limited liability company agreement and/or operating agreement, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Capital Securities.

“Original Agreement” has the meaning set forth in the preliminary statements.

“Originator” means Ferro Corporation, an Ohio corporation.

“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.

“Participant” has the meaning set forth in Section 12.2.

Ex. I-9

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which Ferro or any corporation, trade or business that is, along with Ferro, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Percentage” means, as to any Purchaser, the ratio (expressed as a percentage) of its Commitment to the aggregate of all Purchasers’ Commitments.

“Permitted Ferro Holiday” means, in any calendar year, any Ferro Holiday that is either (a) a U.S. federal holiday, or (b) another date specified on Schedule C hereto (or any list of Ferro Holidays delivered to the Agent pursuant to Section 7.1(a)(viii)); provided that if the aggregate number of days covered by the preceding clause (b) exceeds five (5) in any calendar year, only the first five (5) such days shall constitute “Permitted Ferro Holidays”.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“PNC” has the meaning set forth in the preamble.

“Potential Amortization Event” means an event which, with the passage of any applicable cure period or the giving of notice, or both, would constitute an Amortization Event. For the avoidance of doubt but without limiting the generality of the foregoing, the occurrence of any event or condition under any agreement or instrument relating to any Material Indebtedness of any Originator which continues after any applicable grace period or notice, if any, specified in such agreement or instrument, which permits the holder thereof to accelerate, the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or require any Obligor to offer to repay, redeem, purchase or defease such Material Indebtedness, in each case prior to the stated maturity thereof shall constitute a Potential Amortization Event hereunder; provided, that any such event or condition as to which any applicable grace period or notice requirement applies which does not remain continuing beyond such applicable grace period or notice requirement shall not constitute a Potential Amortization Event.

~~“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which any Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Conduit Purchaser to any Program Support Provider of any Receivable Interest (or portion thereof) and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated hereby, together with any letter of credit, surety bond or other instrument issued thereunder.~~

Ex. I-10

~~“Program Support Provider” means and includes, with respect to any Conduit Purchaser, any Liquidity Bank and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.~~

“Purchase and Contribution Agreement” means that certain Purchase and Contribution Agreement, dated as of June 2, 2009, by and between Ferro, as seller, and Ferro Finance Corporation, as purchaser, purchaser, as the same may be amended, restated or otherwise modified from time to time.

“Purchase Limit” means $50,000,000, as such amount may be reduced from time to time pursuant to Section1.1(c).

“Purchase Notice” has the meaning set forth in Section1.2.

“Purchase Price” means, with respect to any Incremental Purchase of a Receivable Interest, the amount paid to Seller for such Receivable Interest which shall not exceed the least of (i) the amount requested by Seller in the applicable Purchase Notice, (ii) the unused portion of the Purchase on the applicable purchase date and (iii) the excess, if any, of (A) the Net Pool Balance (less the Required Reserve) on the applicable purchase date over (B) the Adjusted Aggregate Exposure determined as of the date of the most recently delivered Monthly Report, Daily Report or Interim Report, taking into account such proposed Incremental Purchase.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Receivable” means the indebtedness and other obligations owed (at the time it arises, and before giving effect to any transfer or conveyance contemplated under the Transaction Documents) to an Originator, whether constituting an account, chattel paper, an instrument or a general intangible, arising from the sale of goods or provision of services by such Originator and includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction.

“Receivable Interest” means, at any time, an undivided percentage interest (computed as set forth below) associated with a designated Capital, selected pursuant to the terms and conditions hereof in (i) each Receivable arising prior to the time of the most recent computation or recomputation of such undivided interest, (ii) all Related Security with respect to each such Receivable, and (iii) all Collections with respect to, and other proceeds of, each such Receivable. The aggregate of all Receivable Interests on any day shall equal:

            AAE

NPB – RR

Ex. I-11

“Yield Rate” means with respect to any Purchaser’s Receivable Interest and the related Capital (or any portion thereof), ~~either the CP Rate or~~ the Alternate Rate~~, as determined in accordance with Section4.3~~..

“Yield Reserve” means for any Calculation Period, the product (expressed as a percentage) of (i) the sum of (a) 1.0% plus (b) the product of 1.5 times the Base Rate (determined pursuant to clause (a) of the definition thereof) as of the immediately preceding Cut-Off Date times (ii) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Ex. I-12

EXHIBIT II

FORM OF PURCHASE

NOTICE [DATE]

PNC Bank, National Association, as Agent

[            ]

Attention: [            ]

Re: PURCHASE NOTICE

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement dated as of May 31, 2011 among Ferro Finance Corporation (“Seller”), Ferro Corporation, as initial Collection Agent, ~~Market Street Funding LLC~~PNC Bank, National Association (“PNC”) and the other Purchasers from time to time party thereto and PNC Bank, National Association, as LC Bank and as Agent (the “Receivables Purchase Agreement”). Capitalized terms used herein shall have the meanings assigned to such terms in the Receivables Purchase Agreement.

The Agent, the LC Bank and the Purchasers are hereby notified of the following Incremental Purchase:

Purchase Price:

$

~~Market Street~~PNC’s Percentage of Purchase Price:	( %)	$

[Other Purchaser’s Percentage of the Purchase Price:]	( %)	$

Date of Purchase:

Please credit the Purchase Price in immediately available funds to the Facility Account (Account No. 1131240113 at PNC Bank, National Association, 1900 East Ninth St., Cleveland, Ohio 44114, ABA #041000124).

In connection with the Incremental Purchase to be made on the above listed “Date of Purchase” (the “Purchase Date”), the Seller hereby certifies that the following statements are true on the date hereof, and will be true on the Purchase Date (before and after giving effect to the proposed Incremental Purchase and the issuance of any Letter(s) of Credit requested by the Seller on such Purchase Date):

Ex. II-1

EXHIBIT V

FORM OF COMPLIANCE CERTIFICATE

To:	Each of the Purchasers, the LC Bank and PNC Bank, National Association, as Agent

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Receivables Purchase Agreement dated as of May 31, 2011 among Ferro Finance Corporation (“Seller”), Ferro Corporation, as Collection Agent (“Collection Agent”), ~~Market Street Funding LLC~~PNC Bank, National Association and the other Purchasers from time to time party thereto, and PNC Bank,. National Association, as LC Bank and as Agent (as amended, restated or otherwise modified from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings attributed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected                      of [Seller/Collection Agent].

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and condition of [Seller/Collection Agent and its Subsidiaries] during the accounting period covered by the attached financial statements.

3. To the best of my knowledge, no event has occurred which constitutes an Amortization Event or Potential Amortization Event, as each such term is defined under the Agreement, [during or at the end of the accounting period covered by the attached financial statements or]1 as of the date of this Certificate, except as set forth in paragraph 4 below.

4. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which [Seller/Collection Agent] has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the financial statements delivered with this Certificate, are made and delivered this     day of                     , 20    .

[Name]
On behalf of [Seller/Collection Agent], in
[his/her] capacity as [title] thereof.

[1]	Not applicable to Compliance Certificate delivered prior to initial purchase

Ex. V-1

EXHIBIT VII

FORM OF ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment Agreement”) is entered into as of the          day of                     ,         , by and between                     (“Assignor”) and                     (“Assignee”).

PRELIMINARY STATEMENTS

A. This Assignment Agreement is being executed and delivered in accordance with Section 12.1 of that certain Amended and Restated Receivables Purchase Agreement dated as of May 31, 2011 by and among Ferro Finance Corporation (“Seller”), Ferro Corporation, as initial Collection Agent, ~~Market Street Funding LLC~~PNC Bank, National Association and the other Purchasers from time to time party thereto and PNC Bank, National Association, as LC Bank and as Agent (as amended, modified or restated from time to time, the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Purchase Agreement.

B. Assignor is a Purchaser party to the Purchase Agreement, and Assignee wishes to become a Purchaser thereunder; and

C. Assignor is selling and assigning to Assignee an undivided                     % (the “Transferred Percentage”) interest in all of Assignor’s rights and obligations under the Purchase Agreement and the other Transaction Documents, including, without limitation, Assignor’s Commitment and (if applicable) the Capital of Assignor’s Receivable Interests as set forth herein.

AGREEMENT

The parties hereto hereby agree as follows:

The sale, transfer and assignment effected by this Assignment Agreement shall become effective (the “Effective Date”) two (2) Business Days (or such other date selected by the Agent in its sole discretion) following the date on which a notice substantially in the form of Schedule II to this Assignment Agreement (“Effective Notice”) is delivered by the applicable Purchaser to the Assignee. From and after the Effective Date, Assignee shall be a Purchaser party to the Purchase Agreement for all purposes thereof as if Assignee were an original party thereto and Assignee agrees to be bound by all of the terms and provisions contained therein.

If Assignor has no outstanding Capital under the Purchase Agreement on the Effective Date, Assignor shall be deemed to have hereby transferred and assigned to Assignee, without recourse, representation or warranty (except as provided in paragraph 6 below), and the Assignee shall be deemed to have hereby irrevocably taken, received and assumed from Assignor, the Transferred Percentage of Assignor’s Commitment and all rights and obligations associated therewith under the terms of the Purchase Agreement, including, without limitation,

Ex. VII-1

SCHEDULE II TO ASSIGNMENT AGREEMENT

EFFECTIVE NOTICE

TO:	, Assignor

TO:	, Assignee

The undersigned, as the applicable Purchaser under the Amended and Restated Receivables Purchase Agreement dated as of May 31, 2011 by and among Ferro Finance Corporation (“Seller”), Ferro Corporation, as initial Collection Agent, ~~Market Street Funding LLC~~PNC Bank, National Association and the other Purchasers from time to time party thereto, and PNC Bank, National Association, as LC Bank and as Agent, hereby acknowledges receipt of executed counterparts of a completed Assignment Agreement dated as of                     ,         between                     , as Assignor, and                     , as Assignee. Terms defined in such Assignment Agreement are used herein as therein defined.

1. Pursuant to such Assignment Agreement, you are advised that the Effective Date will be                     ,         .

[2. Pursuant to such Assignment Agreement, the Assignee is required to pay $                      to Assignor at or before 12:00 noon (local time of Assignor) on the Effective Date in immediately available funds.]

Very truly yours,

,
as a Purchaser

By:
Title:

Ex.VII-6

SCHEDULE A

COMMITMENTS OF THE PURCHASERS AND THE LC BANK

PURCHASER	COMMITMENT
~~Market Street Funding LLC~~PNC Bank, National Association	$50,000,000

LC BANK	COMMITMENT
PNC Bank, National Association	$50,000,000

Sch. A-1